2007 OMNIBUS INCENTIVE COMPENSATION PLAN
FORM OF PERFORMANCE SHARE AWARD

[BUCKEYE TECHNOLOGIES INC. LETTERHEAD]
[DATE]

[Name]
[Address]

Dear [Name]:

We are pleased to inform you that on [DATE] (the “Grant Date”), pursuant to the Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan (the “Plan”), the Compensation Committee of the Buckeye Technologies Inc. Board of Directors granted you [________] shares of Common Stock of Buckeye Technologies Inc. (the “Company”), par value $0.01, (hereinafter either the “Performance Shares” or “Award”) subject to the restrictions set forth below.

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated in this Award letter by reference.  In the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control.  Unless otherwise stated, all capitalized terms used herein have the meanings set forth in the Plan.

By accepting this Award you (i) acknowledge that you have received and read a copy of the Plan and understand its terms and (ii) acknowledge that with respect to this Award and the Performance Shares, you are bound by the terms of the Plan.

Subject to your continued service with the Company or any of its Subsidiaries, the restrictions applicable to a portion of your Performance Shares will lapse, if at all, based on the total shareholder return of the Company’s Common Stock (the “Company’s TSR”) from [DATE] until [DATE] (the “Performance Period”) compared to the total shareholder return of the Company’s peer group of competitors [as determined by the Committee]over the Performance Period.  If the common stock of any entity in the Peer Group is not traded on an exchange or other quotation system and the trading price is not otherwise publicly available for any reason, including without limitation by reason of a corporate transaction, liquidation, bankruptcy, de-listing or otherwise, such entity will be eliminated from the determination of Peer Group TSR.  The Committee will determine the Company’s TSR and the Peer Group TSR as soon as administratively feasible following the Performance Period.  Upon such determination:

•	[Specific vesting percentage based on attainment of performance goal]

Any portion of your Performance Shares which remain unvested after determination of the Company TSR and the Peer Group TSR shall be forfeited, with no further compensation due to you.

In addition to the foregoing schedule, and subject to your continued service with the Company or any of its Subsidiaries, the restrictions applicable to your Performance Shares will lapse upon the first to occur of the following:

•	Your death;

•	Your termination of service with the Company and its Subsidiaries as a result of your Disability; or

•	A Change in Control of the Company.

Should your service with the Company and its Subsidiaries terminate for any other reason before the end of the Performance Period, then your Award shall be forfeited with no further compensation due to you.  Notwithstanding the foregoing, if you terminate your employment with the Company prior to the end of the Performance Period due to “retirement” (as defined below), a pro-rated portion of your Award based on the number of days in the Performance Period during which you were an employee of the Company over [the number of days in the Performance Period], will not be forfeited and such pro-rated portion will remain eligible to vest based on the vesting percentage attained at the end of the Performance Period, as described above.  Upon such “retirement,” all references to your Award herein shall be to your Award as so reduced in the previous sentence.  For the purposes of this agreement, retirement shall mean your voluntary termination of employment, either (i) at or after your attainment of age fifty-five (55) with the approval of the Company’s Chief Executive Officer or with the approval of the Board with respect to Awards made to the Company’s Chief Executive Officer or (ii) at or after your attainment of age 62.  Finally, if you are terminated by the Company or any of its Subsidiaries for Cause, your entire Award (including, to the extent possible, any vested Performance Shares) shall be forfeited with no further compensation due to you.

Your acceptance of this Award will not typically constitute a taxable event.  Instead, you will recognize taxable income upon vesting, if any, described above.

You must make appropriate arrangements with the Company to provide for the withholding of the taxes that will be due with respect to this Award.  To satisfy your tax withholding obligation, you may (i) tender cash payment to the Company in an amount equal to the required withholding, (ii) direct the Company to retain a number of Performance Shares having a Fair Market Value on the date of vesting equal to the minimum amount legally required to be withheld or (iii) use any other method permitted by the Committee in its sole discretion.

So long as certificates are generally issued for other shares of stock of the Company, then you may receive certificate(s) for the shares designating you as the registered owner.  If certificates are generally issued for other shares of the stock of the company, then as promptly after each vesting date as possible, the Company will issue to you, or if such certificates were previously issued, the Company will deliver to you, certificates for your vested shares of Performance Shares.  At the Company’s discretion, delivery may be made electronically rather than via delivery of physical certificates.

The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Compensation Committee of the Board of Directors or its designee(s).

Nothing in this letter shall confer on you the right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your service at any time.

You should sign and return a copy of this agreement to the Company’s General Counsel indicating your agreement to the terms of this letter and the Award granted hereby.  This acknowledgement must be returned within thirty (30) days; otherwise, the Award shall lapse and become null and void.  Your signature will also acknowledge that this letter reflects our final agreement regarding the Award granted hereunder and supersedes any prior written or oral agreement, understanding or communication otherwise regarding your Award, and that you have received and reviewed the Plan and that you agree to abide by the applicable terms of these documents as provided herein.

Signature Page Follows

Very truly yours,

BUCKEYE TECHNOLOGIES INC.

By: ____________________________

ACKNOWLEDGED AND ACCEPTED

________________________________

Dated: __________________________

Enclosures